Exhibit 99.1

PRESS RELEASE

AERWINS Technologies Inc., an air mobility platform company, announces signing of a definitive agreement for going public via a business combination with Pono Capital Corp., a NASDAQ listed company, to become a public company.

September 7, 2022

●	The transaction values AERWINS at $600 million, which is expected to result in a combined pro forma equity value of approximately $750 million, assuming no redemptions in the business combination.

●	Achieving a public listing milestone is expected to enable AERWINS to promote the expansion of its air mobility platform business globally, increase production capacity, new product research and development and make AERWINS a recognized leader in air mobility.

●	The transaction is expected to close in either the fourth quarter of 2022 or the first quarter of 2023, and AERWINS anticipated being listed on the NASDAQ Capital Market under the symbols “AWIN” and “AWINW”

●	Shuhei Komatsu, of AERWINS, will lead the combined company

Honolulu, Hawaii and Tokyo, Japan, September 7, 2022, Pono Capital Corp. (NASDAQ: PONO, PONOW and PONOU), a special purpose acquisition company (“Pono”), today announced the execution of a definitive Agreement and Plan of Merger (the “Merger Agreement”) with AERWINS Technologies Inc., a Delaware corporation (“AERWINS”), the parent company of A.L.I. Technologies Inc., a Japanese corporation (“A.L.I.”). Pursuant to the Merger Agreement, it is intended that AERWINS will merger with Pono Merger Sub, Inc., a wholly owned subsidiary of Pono, with AERWINS continuing as the surviving corporation as a wholly owned subsidiary of Pono, with shareholders of AERWINS receiving shares of Class A Common Stock of Pono (the “Merger”). In connection with the Merger, it is expected that AERWINS will change its name to “Aerwins Technologies Operations, Inc.” and that Pono will then change its name to “AERWINS Technologies, Inc.”

AERWINS, through A.L.I. as its wholly owned operating subsidiary, was founded with the vision of Changing the Structure of Society from the Top Down. AERWINS aims to be a world leader in the air mobility industry and is working on the necessary technologies and services to move the industry forward. Its initial product, the luxury hoverbike, XTURISMO Limited Edition, which AERWINS began developing in 2017, was born from AERWINS’ desire to provide a sensational new experience of traversing through air. AERWINS began accepting orders for the product for the Japanese domestic market with its launch in October 2021, and since June 2022, AERWINS has been accepting purchase applications from all over the world.

AERWINS is also actively working on providing drone-based solution services and has developed the C.O.S.M.O.S. flight operation management system. C.O.S.M.O.S. is a system aimed to ensure the safety of airways when many unmanned and manned aircraft such as XTURISMO and drones are making use of the lower aerospace. In anticipation of the upcoming industrial revolution in the skies, AERWINS is also supporting services that AERWINS believes can revolutionize people’s lives and building a system to support these services. The air mobility industry is in the midst of a period of rapid development and AERWINS is working to develop the necessary infrastructure, including hardware, software, and services, needed for the widespread use of air mobility in society.

Pono and AERWINS believe that, if consummated, the Merger will promote the expansion of the AERWINS business globally, as AERWINS will be better positioned to become the global standard for air mobility.

Transaction Overview

The transaction values AERWINS at $600 million, which is expected to result in a combined pro forma equity value of approximately $750 million, assuming no redemptions in the business combination. The cash proceeds raised in the transaction, after any redemptions and payment of transaction expenses, are currently anticipated to be used for product manufacturing, to fund company operations, support its growth and for general company operating purposes.

Assuming no redemptions by Pono stockholders, it is estimated that the current stockholders of AERWINS will own approximately 80% of the issued and outstanding shares of the combined company at closing.

The boards of directors of AERWINS and Pono have unanimously approved the Merger Agreement and the proposed transactions. The closing of the Merger and related transactions are subject to approval by Pono stockholders, and are also subject to other customary closing conditions, including the U.S. Securities and Exchange Commission (“SEC”) declaring Pono’s registration statement effective and the expiration of the applicable waiting periods under the Hart–Scott–Rodino Antitrust Improvements Act of 1976. It is currently expected that the transaction will close in the fourth quarter of 2022 or the first quarter of 2023, assuming such closing conditions are met.

About AERWINS Technologies Inc.

AERWINS is focused on the development of technologies to enable air mobility. Under the mission statement Changing Society from the Top Down, AERWINS has developed and released the air mobility platform C.O.S.M.O.S. and the XTURISMO Limited Edition Hoverbike. AERWINS plans to continue to innovate, develop, and commercialize products that are necessary for the realization of a society empowered by air mobility.

Official site: http://aerwins.us/

About Pono Capital Corp

Pono Capital Corp is special purpose acquisition company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. Pono Capital Corp.’s units started trading on the Nasdaq Global Market on August 11, 2021 under the ticker symbol “PONOU”. The Class A common stock trades under the symbol “Pono” and the warrants under the symbol “PONOW”, respectively.

Advisors

Nelson Mullins Riley & Scarborough LLP is acting as legal counsel to Pono in the transaction and Anthony L.G., PLLC is acting as legal counsel to AERWINS in the transaction.

Marshall & Stevens, Incorporated rendered a fairness opinion the board of directors of Pono in their consideration of the transaction.

Important Information About the Proposed Business Combination and Where to Find It

This press release relates to a proposed business combination transaction (the Merger) among the parties set forth above referred to above and herein as the business combination. A full description of the terms of the business combination will be provided in a registration statement on Form S-4 that Pono intends to file with the SEC that will include a prospectus of Pono with respect to the securities to be issued in connection with the proposed business combination and a proxy statement of Pono with respect to the solicitation of proxies for the special meeting of stockholders of Pono to vote on the business combination (the “Form S-4”). This communication is not intended to be, and is not, a substitute for the proxy statement/prospectus or any other document Pono has filed or may file with the SEC in connection with the proposed transactions. Each of AERWINS and Pono urge its investors, stockholders and other interested persons to read, when available, the proxy statement/ prospectus as well as other documents filed with the SEC because these documents will contain important information about AERWINS, Pono, and the Merger. After the Form S-4 is declared effective, the definitive proxy statement/prospectus will be mailed to stockholders of Pono as of a record date to be established for voting on the business combination. Before making any voting or investment decision, investors, and stockholders of Pono are urged to carefully read the entire proxy statement, when it becomes available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed business combination. Once available, Pono shareholders and other interested persons will also be able to obtain a copy of the Registration Statement on Form S-4, including the proxy statement/prospectus included therein, and other documents filed with the SEC, without charge, by directing a request to: Pono Capital Corp, 643 Ilalo St. #102, Honolulu, Hawaii 96813, (808) 892-6611 or on the SEC’s website at www.sec.gov.

Participants in Solicitation

AERWINS and Pono, and their respective directors and executive officers, may be deemed participants in the solicitation of proxies of Pono’s stockholders in respect of the proposed business combination. Pono’s stockholders and other interested persons may obtain more detailed information about the names and interests of the directors and officers of AERWINS and Pono in the business combination will be set forth in in Pono’s filings with the SEC, including, when filed with the SEC, the preliminary proxy statement and the amendments thereto, the definitive proxy statement, and other documents filed with the SEC. These documents can be obtained free of charge from the sources specified above and at the SEC’s web site at www.sec.gov.

This press release does not contain all the information that should be considered concerning the business combination and is not intended to form the basis of any investment decision or any other decision in respect of the business combination. Before making any voting or investment decision, investors and security holders are urged to read the Form S-4 and accompanying proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed business combination as they become available because they will contain important information about the proposed business combination.

No Offer of Solicitation

This press release will not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the business combination. This press release will also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, as amended, or an exemption therefrom.

Forward-Looking Statements

The information in this press release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to the proposed business combination. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “aim,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the business combination may not be completed in a timely manner or at all, which may adversely affect the price of Pono’s securities; (ii) the failure to satisfy the conditions to the consummation of the business combination, including the approval of the merger agreement by the stockholders of Pono; (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (iv) the outcome of any legal proceedings that may be instituted against any of the parties to the merger agreement following the announcement of the entry into the merger agreement and proposed business combination; (v) redemptions exceeding anticipated levels or the failure to meet The Nasdaq Capital Market’s initial listing standards in connection with the consummation of the proposed business combination; (vi) the effect of the announcement or pendency of the proposed business combination on AERWINS’ business relationships, operating results and business generally; (vii) risks that the proposed business combination disrupts the current plans of AERWINS; (viii) changes in the markets in which AERWINS compete, including with respect to its competitive landscape, technology evolution or regulatory changes; (ix) the inability of AERWINS to obtain regulatory approval for the XTURISMO or Speeder hoverbike in any jurisdiction or the failure of the C.O.S.M.O.S. system to achieve approvals or market acceptance; (x) the risk that Pono and AERWINS will need to raise additional capital to execute its business plans, which may not be available on acceptable terms or at all; (xi) the risk of product liability or regulatory lawsuits or proceedings related to AERWINS’ business; (xii) the ability of the parties to recognize the benefits of the merger agreement and the business combination; (xiii) the lack of useful financial information for an accurate estimate of future capital expenditures and future revenue; (xiv) statements regarding AERWINS’ industry and market size; (xv) financial condition and performance of AERWINS and Pono, including the anticipated benefits, the implied enterprise value, the expected financial impacts of the business combination, potential level of redemptions of Pono’s public stockholders, the financial condition, liquidity, results of operations, the products, the expected future performance and market opportunities of AERWINS; and (xvi) those factors discussed in Pono’s filings with the SEC and that that will be contained in the registration statement on Form S-4 and the related proxy statement relating to the business combination. You should carefully consider the foregoing factors and the other risks and uncertainties that will be described in the “Risk Factors” section of the registration statement on Form S-4 and related proxy statement and other documents to be filed by Pono from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and while AERWINS and Pono may elect to update these forward-looking statements at some point in the future, they assume no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, subject to applicable law. None of AERWINS or Pono gives any assurance that AERWINS and Pono will achieve their respective expectations.

Contact

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Inquiries (PR): ir@aerwins.us